SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

Current Report pursuant

to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of report (Date of earliest event reported): September 13, 2004

AIRSPAN NETWORKS, INC.

(Exact name of registrant as specified in its charter)

Washington

(State or other jurisdiction of incorporation)

000-31031	75-2743995
(Commission file number)	(I.R.S. Employer Identification No.)

777 Yamato Road, Suite 105, Boca Raton, Florida	33431
(Address of principal executive offices)	(Zip code)

(561) 893-8670

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement

On Monday, September 13, 2004, Airspan Networks, Inc. (the “Company”) consummated the private sale of 73,000 shares of Series A Preferred Stock to Oak Investment Partners XI, Limited Partnership (“Oak”) for aggregate gross proceeds of $29.2 million pursuant to the terms of a Preferred Stock Purchase Agreement, effective September 10, 2004, between the Company and Oak. Affiliates of Oak were among the Company’s largest sources of pre-public venture capital.

Pursuant to the agreement, Oak has purchased 73,000 shares of Series A Preferred Stock, which are convertible into 7,300,000 shares of common stock, for $400 per share of preferred stock or $4 per share of common stock equivalent. The per common stock equivalent price was established at a discount of approximately 10% off the trailing 10 day volume weighted average closing price for the common stock on September 9, 2004.

The sale of the Series A Preferred Stock is not and will not be registered under the Securities Act of 1933, and the Series A Preferred Stock may not be offered or sold in the United States absent registration or the availability of an applicable exemption from registration requirements.

Pursuant to the agreement, the holders of the Series A Preferred Stock have agreed to a lockup with respect to the shares (and the underlying common stock). The lockup will expire in stages beginning 18 months from the date the shares were purchased. The lockup with respect to 25% of the shares will expire at the termination of the 18 month period. With respect to the remainder of the shares, the lockup will expire with respect to 25% of the shares on each of June 13, 2006, September 13, 2006 and December 31, 2006. The lockup may expire earlier than indicated above (i) if any representation or warranty made by the Company in connection with the Purchase Agreement is materially untrue and such breach has or will result in at least a 20% decline in the value of Oak’s investment in the Company or (ii) upon an event of Liquidation (as such term is defined below).

The Company has agreed, upon certain terms and conditions, to register the resale of the shares underlying the Series A Preferred Stock with the Securities and Exchange Commission (the “SEC”).

If a registration statement with respect to the resale of such shares has not been declared effective by the SEC prior to the expiration of the lock-up period or if declared effective, ceases to be effective as to the shares at any time thereafter for longer than 30 days at any one time or 60 days during any one year, the Company may be required to pay certain liquidated damages to Oak.

In connection with this transaction, on September 13, 2004, the Company filed an amendment (the “Articles of Amendment”) to its Amended and Restated Articles of Incorporation with the Washington Secretary of State, setting forth the designations, relative rights, preferences, and limitations applicable to the Series A Preferred Stock.

As set forth in the Articles of Amendment, the Series A Preferred Stock has the following features:

Voting Rights

Holders of the Series A Preferred Stock are entitled to vote on matters presented to the holders of common stock as if the Series A Preferred Stock was converted into the common stock.

Dividends

Holders of the Series A Preferred Stock are entitled to participate in dividends declared with respect to the common stock as if the Series A Preferred Stock was converted into the common stock.

Conversion Rights

Holders of the Series A Preferred Stock may convert the stock into shares of the Company’s common stock at any time at the rate of 100 shares of common stock for each share of Series A Preferred Stock (the “Conversion Rate”). After 24 months, the Series A Preferred Stock will automatically convert into shares of the Company’s common stock at the Conversion Rate if the common stock trades above $12.00 per share for 30 consecutive days. To the extent that the holders of the Series A Preferred Stock do not participate fully with other the Company stockholders with respect to dividends paid, the Conversion Rate may be appropriately adjusted upon the occurrence of any of the following events: (i) the Company’s payment of common stock dividends and distributions, (ii) common stock splits, subdivisions or combinations and (iii) reclassification, reorganization, change or conversion of the common stock.

Redemption Right

The Company has the right, after 5 years, to buy back the Series A Preferred Stock at a price of $5.00 per common share equivalent.

Liquidation

The Series A Preferred Stock is identified as ranking senior and prior to the common stock and all other classes or series of capital stock with respect to payments upon liquidation.

Upon any liquidation of the Company, certain mergers, reorganizations and/or consolidations of the Company into or with another corporation or any transaction or series of related transactions in which a person, entity or group acquires 50% or more of the combined voting power of the Company’s then outstanding securities (a “Liquidation”), holders are entitled to receive prior and in preference to any distribution to holders of the Company’s common stock, the greater of the amount they invested plus all accumulated or accrued and unpaid dividends thereon or the amount they would receive in such transaction if they converted the preferred stock into common stock.

Restrictive Covenants

So long as the Series A Preferred Stock is outstanding, pursuant to the Agreement, the Company will refrain from taking certain actions without the approval of the Company’s holders of a majority of the then outstanding Series A Preferred Stock voting separately as a class (the “Series A Vote”). Among other things, the Company has agreed, with certain exceptions, to refrain from (either directly or indirectly by merger, consolidation or reclassification):

•	adversely changing the rights, preferences or privileges of the Series A Preferred Stock or any holder thereof;

•	issuing any equity security that is senior to or pari passu with the Series A Preferred Stock with respect to voting rights, dividends, liquidation preference or conversion right. Notwithstanding the above, the Company may, without obtaining the Series A Vote, authorize and issue common stock or any series of preferred stock with equal voting rights and dividend rights to the Series A Preferred Stock as long as such common stock and/or preferred stock is junior in liquidation preference to the Series A Preferred Stock;

•	creating any new debt instrument or increasing any existing debt obligation, excluding trade payables and capital lease lines, if thereafter the Company’s total aggregate indebtedness exceeds $10,000,000.

•	issuing more than 2,000,000 shares of common stock or common stock equivalents at a price below $4 per share unless such issuance is a dividend or distribution with respect to the Series Preferred Stock, in connection with merger and acquisition activity, relates to the Company’s previously outstanding equity compensation arrangements or relates to the Company’s future grant of up to 5,000,000 shares or share equivalents under equity compensation arrangements.

The description of the foregoing rights, preferences and privileges of the Series A Preferred Stock is qualified in its entirety by the Articles of Amendment filed as Exhibit 3.1 to this report on Form 8-K.

Item 3.02. Unregistered Sales of Securities

On September 13, 2004, the Company issued 73,000 shares of Series A Preferred Stock to Oak for $29,200,000 as described in further detail above under “Item 1.01. Entry into a Material Definitive Agreement”. The shares of Series A Preferred Stock were issued pursuant to the exemption from registration provided by Section 4(2) of the Securities Act of 1933, as amended.

Item 5.03. Amendment to Articles of Incorporation or Bylaws, Change in Fiscal Year.

In connection with the issuance of the Series A Preferred Stock described in further detail above under “Item 1.01. Entry into a Material Definitive Agreement”, on September 13, 2004, the Company filed an amendment to its Amended and Restated Articles of Incorporation with the Washington Secretary of State.

Item 9.01. Exhibits

3.1	Articles of Amendment to the Articles of Incorporation.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: September 14, 2004

AIRSPAN NETWORKS, INC

By:	/s/ Peter Aronstam
Peter Aronstam
Senior Vice President and
Chief Financial Officer

INDEX TO EXHIBITS

3.1	Articles of Amendment to the Articles of Incorporation.